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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 17, 1998


                   SECOND BANCORP, INCORPORATED
                   ----------------------------
      (Exact name of registrant as specified in its charter)

Ohio                           0-15624                     34-1547453
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(State of incorporation)       (Commission              (IRS Employer
                                File Number)          Identification No.)

108 Main Avenue S.W., Warren, Ohio                             44482-1311
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(Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including area code: 330-841-0123


ITEM 5. OTHER EVENTS

On April 1, 1998, the Company issued the following press release:

                   SECOND BANCORP TO ACQUIRE ENTERPRISE BANK

Warren, Ohio, April 1, 1998--SECOND BANCORP, INCORPORATED (Nasdaq:"SECD"), a $913 million bank holding company operating in northeastern Ohio, and ENFIN, INC., parent of $42 million Enterprise Bank, today announced their entry into a definitive agreement which will result in the mergers of Enfin and Enterprise into Second Bancorp and its banking subsidiary, The Second National Bank of Warren. After the merger, Enterprise's single office located in Solon, Ohio will be operated as a Second National Bank branch. When completed, the consolidation will combine the traditional commercial lending strengths of both companies and will mark Second Bancorp's initial entry into the attractive Solon market.

Under the terms of the agreement Enfin shareholders will receive, in a tax free exchange, .95 shares of Second Bancorp common stock for each outstanding Enfin share, the total value of the transaction, however, not to exceed $15,742,000. At the current price per share of Second Bancorp stock, the purchase price represents 368% of Enfin's year-end 1997 tangible book value. The merger will be accounted for as a pooling of interests.


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The combined companies will have assets of $955 million, $741 million in deposits, nearly $83 million in shareholder equity and will serve communities in a contiguous six county area of northeastern Ohio. To better assure this transaction will qualify for pooling treatment, Second Bancorp's board of directors has rescinded the company's stock repurchase program. Subject to regulatory and, in Enfin's case, shareholder approval, the transaction is expected to close during the third quarter of 1998.

Alan G. Brant, Chairman and President of Second Bancorp indicated that, "As is demonstrated by our expansion during the last five or six years into Portage County and growing communities in and around the Akron area, we are committed to extending our market presence into local economies which supplement our core business in Warren and the Mahoning Valley. This partnership with Enterprise Bank carries that momentum into yet another dynamic community. We are most enthusiastic about the opportunities this combination represents and look forward to welcoming Enterprise's customers, employees and investors into the Second National Bank family."

Robert N. Sustar, Enfin's Chairman, stated, "Enterprise Bank was founded in 1991 to meet the under-served financial needs of small-to-medium sized businesses in Cuyahoga County and surrounding communities. We are excited about this opportunity to join with Second National Bank and are convinced that Second National's solid reputation for innovative lending, responsiveness to the unique needs of each customer and decentralized decision making combined with its significantly greater credit capacity represents the next stage in the evolution of service to our valued customers. Not to be overlooked are the enhanced consumer products and services which Second National will bring to our customers including a full array of mortgage and installment loans, investment and insurance products and state-of-the-art trust services."

Upon completion of the merger, Enterprise's Acting President and Chief Executive Officer R. Corbin Washington will Join Second National Bank as Vice President, Regional Manager - West. Mr. Washington and Regional Manager - East, John Falatok, will represent the front line of Second National's cornerstone commercial lending function reporting to Executive Vice President and Chief Loan Officer, David H. Dye.

Additional information about Second Bancorp can be found on the World Wide Web at www.prnewswire.com. Information about products and services offered by Second National Bank can also be accessed at www.secondnationalbank.com.

SECOND BANCORP CONTACT: Christopher Stanitz, Senior Vice President and Secretary, 330-841-0234 or fax, 330-841-0489.




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                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               Second Bancorp, Incorporated

  Date: April 16, 1998                         /s/ David L. Kellerman
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                                               David L. Kellerman, Treasurer








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